March 21, 2003

Privileged and Confidential

Mr. Howard Bashford
Chief Financial Officer
AM Communications, Inc.
1900 AM Drive
Quakertown, PA 18951

Dear Mr. Bashford,


1. Introduction

   This letter confirms that we, FTI Consulting, Inc. ("FTI"), have been retained by you, AM Communications, Inc. (the "Company"), to provide certain financial advisory and consulting services (the "Services") set out below. This letter of engagement (the "Engagement") and the related Standard Terms and Conditions constitute the engagement contract (the "Engagement Contract") pursuant to which the Services will be provided.

2. Scope of Services

   The Services, to be performed at your direction, may include, but are not limited to the following:

         o Assist the Company in the development of a rolling thirteen week cash receipt and disbursements forecast;
         o Analyze the weekly variances of actual to forecasted cash receipts and disbursements;
         o Assist in the development of semi-monthly flash reports, identifying the Company's critical business drivers;
         o  Analyze the Company's accounts receivable turnover, identifying areas for improvement in their billing and collection policies;
         o  Analyze the Company's long term financial forecast, the underlying assumptions thereto and management's associated financial model;
         o  Provide other general business and financial analysis, which may be required.

   The Services may be performed by FTI or by any subsidiary of FTI, as FTI shall determine. FTI may also provide Services through agents or independent contractors. References herein to FTI and its employees shall be deemed to apply also, unless the context shall otherwise indicate, to employees of each such subsidiary and to any such agents or independent contractors and their employees.

   The Services, as outlined above, are subject to change as mutually agreed between us.

   FTI is engaged by the Company to provide financial advisory and consulting services only. Accordingly, while we may from time to time suggest options which may be available to you, and further give our professional evaluation of these options, the ultimate decision as to which, if any, of these options to implement rests with the Company, its management and board of directors. FTI and its employees will not make any management decisions for the Company and will not be responsible for communicating information concerning the Company to the public, the Company's shareholders or others.

   As part of the Services, FTI may be requested to assist the Company (and its legal or other advisors) in negotiating with the Company's creditors and equity holders and with other interested parties. In the event that we participate in such negotiations, the representations made and the positions advanced will be those of the Company and its management, not FTI or its employees.


3. Fees

   Fees in connection with this Engagement will be based upon the time necessarily spent in providing the Services, multiplied by our standard hourly rates. The estimated blended hourly rate for this engagement will be approximately $290.00. Hourly rates are revised annually. We will notify you of any such changes to our rates. Note that we do not provide any assurance regarding the outcome of our work and our fees will not be contingent on the results of such work.

   In addition to the fees outlined above, FTI will bill the Company for reasonable expenses which are likely to include airfare, meals and hotel accommodations, telephone, industry research, duplicating and printing, etc.

   It is our typical practice to obtain a retainer in our engagements. Based on our initial understanding of the matter and our scope of work, this retainer has been sized at $10,000. The retainer, which is to be paid upon the execution of this Engagement Contract, will be held and applied to our final bill for the Services, with any excess amounts refunded to you. The retainer is not intended to be an estimate for the total cost of the work to be performed.

   Invoices for fees and expenses incurred in connection with this Engagement will be billed bi-weekly, and are due upon receipt. If we do not receive payment of any invoice within 30 days of the invoice date, we shall be entitled, without prejudice to any other rights that we may have, to immediately suspend provision of the Services until all sums due are paid in full.

4. Terms and Conditions

   The attached Standard Terms and Conditions set forth the duties of each party with respect to the Services. Further, this letter and the Standard Terms and Conditions attached comprise the entire Engagement Contract for the provision of the Services to the exclusion of any other express or implied terms, whether expressed orally or in writing, including any conditions, warranties and representations, and shall supersede all previous proposals, letters of engagement, undertakings, agreements, understandings, correspondence and other communications, whether written or oral, regarding the Services.

5. Conflicts of Interest

   We have undertaken a limited review of our records to determine FTI's professional relationships with the Company. From the results of such review, we were not made aware of any conflicts of interest or relationships that we believe would preclude us from performing the Services.

   As you know, however, we are a large consulting firm with numerous offices throughout the United States. We are regularly engaged by new clients and cannot assure you that following our engagement by you, an engagement for other parties in this matter will not be accepted somewhere else in our firm. We will advise you as promptly as possible of the circumstances of any such engagement for other parties in this matter which creates a potential conflict of interest should the engagement team become aware of such engagement. We will not knowingly accept an engagement without your prior written consent, which shall not be unreasonably withheld.

6. Acknowledgement and Acceptance

   Please acknowledge your acceptance of the terms of this Engagement Contract by signing both the confirmation below and the attached Standard Terms and Conditions and returning a copy of each to us at the above address.

If you have any questions regarding this letter or the attached Standard Terms and Conditions, please do not hesitate to contact Philip N. Seamon at (215) 246-3405.

Yours faithfully,


FTI CONSULTING, INC.

By:
   ---------------------------------
     Philip N. Seamon
     Senior Managing Director

Attachment - As stated

Confirmation of Terms of Engagement
-----------------------------------

We agree to engage FTI Consulting, Inc. upon the terms set forth herein and in the attached Standard Terms and Conditions.

AM Communications, Inc.

By:
   --------------------------------
     Howard Bashford
     Chief Financial Officer

Date:
     ------------------------------

                              FTI CONSULTING, INC.

                          STANDARD TERMS AND CONDITIONS

The following are the Standard Terms and Conditions on which we will provide the Services to you set forth within the attached Letter of Engagement with AM Communications, Inc. dated March 21, 2003. The Letter of Engagement and the Standard Terms and Conditions (collectively the "Engagement Contract") form the entire agreement between us relating to the Services and replace and supersede any previous proposals, letters of engagement, undertakings, agreements, understandings, correspondence and other communications, whether written or oral, regarding the Services. The headings and titles in the Engagement Contract are included to make it easier to read but do not form part of the Engagement Contract.

1.       Reports and Advice

1.1 Use and purpose of advice and reports - Any advice given or report issued by us is provided solely for your use and benefit and only in connection with the purpose in respect of which the Services are provided. Unless required by law, you shall not provide any advice given or report issued by us to any third party, or refer to us or the Services, without our prior written consent. In no event, regardless of whether consent has been provided, shall we assume any responsibility to any third party to which any advice or report is disclosed or otherwise made available.

2.       Information and Assistance

2.1 Provision of information and assistance - Our performance of the Services is dependent upon your providing us with such information and assistance as we may reasonably require from time to time.

2.2 Punctual and accurate information - You shall use reasonable skill, care and attention to ensure that all information we may reasonably require is provided on a timely basis and is accurate and complete and relevant for the purpose for which it is required You shall also notify us if you subsequently learn that the information provided is incorrect or inaccurate or otherwise should not be relied upon.

2.3 No assurance on financial data - While our work may include an analysis of financial and accounting data, the Services will not include an audit, compilation or review of any kind of any financial statements or components thereof. Company management will be responsible for any and all financial information they provide to us during the course of this Engagement, and we will not examine or compile or verify any such financial information. Accordingly, as part of this Engagement, we will not express any opinion or other form of assurance on financial statements of the Company.

2.4 Prospective financial information - In the event the Services involve prospective financial information, our work will not constitute an examination or compilation, or apply agreed-upon procedures, in accordance with standards established by the American Institute of Certified Public Accountants or otherwise, and we will express no assurance of any kind on such information. There will usually be differences between estimated and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. We will take no responsibility for the achievability of results or events projected or anticipated by the management of the Company.

3.       Additional Services

3.1 Your responsibility for other parties - You shall be solely responsible for the work and fees of any other party engaged by you to provide services in connection with the Engagement regardless of whether such party was introduced to you by us. Except as provided in the Letter of Engagement, we shall not be responsible for providing or reviewing the advice or services of any such third party, including advice as to legal, regulatory, accounting or taxation matters. Further, we acknowledge that we are not authorized under our Engagement Contract to engage any third party to provide services or advice to you, other than agents or independent contractors engaged to provide Services, without your written authorization.

4.       Confidentiality

4.1 Restrictions on confidential information - Both parties agree that any confidential information received from the other party shall only be used for the purposes of providing or receiving Services under this or any other contract between us. Except as provided below, neither party will disclose the other party's confidential information to any third party without the other party's consent. Confidential information shall not include information that:

         4.1.1 is or becomes generally available to the public other than as a result of a breach of an obligation under this Clause 4.1;

         4.1.2 is acquired from a third party who, to the recipient party's knowledge, owes no obligation of confidence in respect of the information; or

         4.1.3    is or has been independently developed by the recipient.

4.2 Disclosing confidential information - Notwithstanding Clause 4.1 above, either party will be entitled to disclose confidential information of the other to a third party to the extent that this is required by valid legal process, provided that (and without breaching any legal or regulatory requirement) where reasonably practicable not less than 2 business days' notice in writing is first given to the other party.

4.3 Citation of engagement - Without prejudice to Clause 4.1 and Clause 4.2 above, we may cite generally the performance of the Services to our clients and prospective clients as an indication of our experience, unless we both specifically agree otherwise in writing.

4.4 Internal quality reviews - Notwithstanding the above, we may disclose any information referred to in this Clause 4 to any other FTI entity or use it for internal quality reviews.

4.5 Maintenance of workpapers - Notwithstanding the above, we may keep one archival set of our working papers from the Engagement, including working papers containing or reflecting confidential information, in accordance with our professional standards and internal policies.

5.       Termination

5.1 Termination of Engagement with notice - Either party may terminate the Engagement Contract for whatever reason upon written notice to the other party. Upon receipt of such notice, we will stop all work immediately. You will be responsible for all fees and expenses incurred by us through the date termination notice is received.

5.2 Continuation of terms -Clause 4 of the Letter of Engagement, and Clauses 1.1, 4, 6 and 7 of the Standard Terms and Conditions, shall survive the termination or expiration of the Engagement Contract and shall continue to bind both parties.

6.       Indemnification and Liability Limitation; Waiver of Jury Trial

6.1 Indemnification - You agree to indemnify and hold harmless FTI and its subsidiaries and affiliates and each of its and their officers, directors, principals, shareholders, agents, independent contactors and employees (collectively "Indemnified Persons") from and against any and all claims, liabilities, damages, obligations, costs and expenses (including reasonable attorneys' fees and expenses and costs of investigation) arising out of or relating to your retention of FTI, the execution and delivery of this Engagement Contract, the provision of Services or other matters relating to or arising from this Engagement Contract, except to the extent that any such claim, liability, obligation, damage, cost or expense shall have been determined by final non-appealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Person or Persons in respect of whom such liability is asserted.

6.2 Limitation of liability - You agree that no Indemnified Person shall have any liability as a result of your retention of FTI, the execution and delivery of this Engagement Contract, the provision of Services or other matters relating to or arising from this Engagement Contract, other than liabilities that shall have been determined by final non-appealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Person or Persons in respect of whom such liability is asserted. Without limiting the generality of the foregoing, in no event shall any Indemnified Person be liable for consequential, indirect or punitive damages, damages for lost profits or opportunities or other like damages or claims of any kind.

6.3 WAIVER OF JURY TRIAL - IN THE EVENT THAT DIFFERENCES CONCERNING THE SERVICES OR OTHER MATTERS ARISING HEREUNDER SHOULD ARISE THAT ARE NOT RESOLVED BY MUTUAL AGREEMENT, TO FACILITATE JUDICIAL RESOLUTION AND SAVE TIME AND EXPENSE, YOU AND FTI IRREVOCABLY AND UNCONDITIONALLY AGREE NOT TO DEMAND A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE SERVICES OR ANY SUCH OTHER MATTER.

7. Governing Law and Jurisdiction-The Engagement Contract shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the choice of law provisions thereof. The United States District Court for the Southern District of New York and the appropriate Courts of the State of New York sitting in the Borough of Manhattan, City of New York shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning the Engagement Contract and any matter arising from it. The parties submit to the jurisdiction of such Courts and irrevocably waive any right they may have to object to any action being brought in these Courts, to claim that the action has been brought in an inconvenient forum or to claim that those Courts do not have jurisdiction.

FTI CONSULTING, INC.

By:
   ----------------------------------
      Philip N. Seamon
      Senior Managing Director

Confirmation of  Standard Terms and Conditions
----------------------------------------------

We agree to engage FTI Consulting, Inc. upon the terms set forth in these Standard Terms and Conditions as outlined above.

AM Communications, Inc.

By:
   ---------------------------------
      Howard Bashford
      Chief Financial Officer

Date:
     -------------------------------